Exhibit 99.1

Christopher Taylor

Sr. Director, Investor Relations

781-398-2466

ctaylor@genomecorp.com

Sarah Emond

Sr. Media Relations Specialist

781-398-2544

semond@genomecorp.com

For Immediate Release

Genome Therapeutics Reports Financial Results for Second Quarter of 2003

- Cash utilization for operations during the second quarter in-line with prior guidance -

- Conference call with senior management scheduled for 9:00 AM ET today -

Waltham, Mass., August 12, 2003 — Genome Therapeutics Corp. (Nasdaq: GENE) today reported financial results for the second quarter and six months ended June 28, 2003.

For the second quarter of 2003, the Company reported a net loss, before charges related to the retirement of convertible notes, of $(8,404,000), or $(0.35) per basic and diluted share, compared to a net loss of $(8,317,000), or $(0.36) per basic and diluted share, in the second quarter of 2002. The Company recorded a one-time, non-cash charge related to the retirement of $15 million in convertible notes of $(5,528,000), for a total net loss of $(13,932,000), or $(0.58) per basic and diluted share. Total revenues for the second quarter ended June 28, 2003 were $1,710,000, as compared to total revenues of $5,985,000 for the same period of 2002, reflecting the sale and transfer of the Company’s genomics services business, expiration of certain government grants related to genomics sequencing, as well as successful completion and transfer of sponsored research projects to the Company’s pharmaceutical partners. The net loss for the second quarter of 2003 also includes approximately $3,991,000 in charges, $3,738,000 of which are non-cash charges, associated with the continued restructuring of the Company’s internally funded research programs.

The Company reported research and development expenses for the quarter of $4,338,000 compared with $8,287,000 in the prior year quarter. This reflects the continued clinical development of the Company’s lead anti-infective product candidate, Ramoplanin, and a reduction in internally funded early-stage discovery research. The Company also adjusted its accrual for its development program, resulting in approximately a $3 million reduction in research and development expenditures for the second quarter. Cash utilization for operations in the second quarter of 2003 was $6.8 million, compared to $7.7 million for 2002. The Company’s cash, cash equivalents and marketable securities at the end of the second quarter were approximately $27.9 million.

For the six months ended June 28, 2003, the Company reported a net loss, before charges related to the retirement of the convertible notes, of $(17,115,000), or $(0.72) per basic and diluted share, on $4,449,000 in revenue. This compares to a net loss of $(15,102,000), or $(0.66) per basic and diluted share, on $12,149,000 in revenue for the same period in 2002. The total net loss, including charges related to the retirement of the debt, for the six months ended June 28, 2003 is $(22,643,000), or $(0.95) per basic and diluted share. Cash utilization for the six months ended June 28, 2003 was $12.4 million, versus $14.8 million in 2002.

“The financial changes over the last quarter reflect our continued focus on the clinical development of Ramoplanin and the advancement of our pharmaceutical partnerships as we continue to reduce the resources expended on internally funded discovery research programs,” said Steven M. Rauscher, Chairman and CEO. “During the second quarter we also focused on strengthening our balance sheet by retiring $15 million in convertible debt, including the conversion of $5 million into common stock of the Company.”

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Q2 Financial Results

August 12, 2003

Recent Highlights

Ramoplanin: Clinical Development

•	In August, the Company expanded the clinical development program for its novel antibiotic by initiating a pilot study of Ramoplanin to assess the product candidate’s role in reducing the transmission of vancomycin-resistant enterococci (VRE) in the hospital setting. This study will form the basis of future clinical trials aimed at establishing Ramoplanin’s potential as part of a hospital’s infection control program.

•	The Company’s 87-patient, Phase II trial of Ramoplanin to treat Clostridium difficile-associated diarrhea (CDAD), which commenced in the first quarter of 2003, is in active enrollment and is expected to conclude by the end of this year. Pending successful completion of the Phase II trial and a Phase III program expected to commence in 2004, the Company’s goal is to file a New Drug Application (NDA) for Ramoplanin in this indication in the next 18-24 months.

•	The ongoing Phase III trial of Ramoplanin to prevent VRE bloodstream infections continues, but at a slow pace. Many patients are ineligible to participate in this trial because they are participating in other experimental protocols to treat their underlying cancers. The Company has received approval from the FDA to introduce the recently developed capsule formulation into the study, however, based on the pace of enrollment, the Company does not expect to file a New Drug Application based on the results of this trial during the next 18-24 months. The Company continues to review with the FDA alternative approaches to facilitate filing an NDA for the VRE bloodstream infection prevention indication and will provide additional guidance on the expected timing of NDA filing for this claim in the coming months.

Ramoplanin: Scientific Achievements

•	The July issue of the Journal of Antimicrobial Therapy contained a special supplement on the clinical impact of VRE. The supplement highlighted the growing threat of VRE, current approaches to combating the serious pathogen and Ramoplanin’s potential in preventing VRE bloodstream infections.

•	An article in the June issue of Antimicrobial Agents and Chemotherapy reported the in vitro activity of Ramoplanin against many different species of anaerobic Gram-positive and Gram-negative bacteria. Ramoplanin inhibited the growth of most of the Gram-positive organisms, including 18 strains of Clostridium difficile, and had low activity against Gram-negative anaerobes, which comprise the majority of the normal bowel flora.

•	In May, researchers at the 2003 European Congress of Clinical Microbiology and Infectious Diseases (ECCMID) reported positive in vivo data from an animal model evaluating Ramoplanin’s potential role in the treatment of Clostridium difficile-associated diarrhea (CDAD)

Preclinical

•	This month the Company received a milestone payment from Amgen for the completion of a significant advancement in their collaboration to use genetic information to discover and develop novel therapeutics for bone diseases, including osteoporosis. Amgen also made an equity investment in the Company at a premium to market price. The current equity investment is the first of several potential investments by Amgen, the total of which will not exceed 4.99% of Genome Therapeutics’ outstanding common stock. The milestone payment and equity investment are not reflected in the second quarter financial results, but will be included in the third quarter financial results.

•	In May, scientists from Genome Therapeutics presented data at the General Meeting of the American Society for Microbiology describing the identification of genetic markers specific to nearly 700 unique bacterial species. The data, resulting from the Company’s research collaboration with bioMérieux, are expected to play a critical role in the development of assays for rapidly identifying medically-relevant bacteria.

•	The Company received a U.S. Patent for genetic sequences of Enterococcus faecium, the most common species of VRE.

Q2 Financial Results

August 12, 2003

•	The Company further complemented its anti-infectives intellectual property portfolio with the recent receipt of U.S. Patents for the genetic sequences of Pseudomonas aeruginosa, Acinetobacter baumannii, Mycobacterium tuberculosis and Mycobacterium leprae.

Corporate

•	Management executed the retirement of the Company’s $15 million in convertible notes through a $10 million cash payment and a conversion of $5 million into common stock, strengthening the Company’s balance sheet by reducing outstanding debt.

•	Robert J. Hennessey, former President and CEO, concluded his tenure as Chairman of the Board of Directors. As part of the planned transition, President and CEO Steven M. Rauscher assumed the role of Chairman, and Mr. Hennessey remains a valuable member of the Board.

“With three clinical paths to registration and an improved capsule formulation, we have made considerable progress in the development of our lead candidate Ramoplanin in the 20 months since we licensed the compound,” added Mr. Rauscher. “Initial progress in the CDAD study appears to validate our strategy of opening multiple paths to registration, as our highest priority remains designing and executing a sound strategy for the development and commercialization of Ramoplanin for the prevention, treatment and control of life-threatening nosocomial infections.”

2003 Overview

For the year ending December 31, 2003, management expects cash utilization for operations of approximately $20-25 million, with $12.4 million of this total already recorded during the first half of 2003. The Company’s cash, cash equivalents and marketable securities at the end of the second quarter of 2003 were approximately $27.9 million. Management plans to continue to explore other opportunities to reduce costs, including the formation of partnerships aimed at reducing internally funded research.

Non-GAAP Financial Measures

This press release includes financial measures for net loss and cash utilization for operations that differ from financial measures as defined by generally accepted accounting principles (GAAP). The Company provides these measures because it believes they provide a more consistent basis for comparison between the financial periods covered by this release and that they will be helpful to investors as they assess the financial status of the Company. The financial measure for ‘net loss before convertible debt retirement’ differs from GAAP in that it excludes the one-time, non-cash charge of $5.5 million related to the retirement of convertible debt. The financial measure for ‘cash utilization for operations’ differs from GAAP in that it adds net cash associated with the purchase/disposal of capital equipment (credits of $70 thousand for the second quarter of 2003 and $221 thousand for first half of 2003) to net cash used in operations.

About Genome Therapeutics

Genome Therapeutics is a biopharmaceutical company focused on the discovery and development of pharmaceutical products for specialty markets. The Company’s lead product candidate, Ramoplanin, is in development for the prevention, treatment and control of serious hospital-based infections. Ramoplanin is currently in a Phase III clinical trial for the prevention of bloodstream infections caused by vancomycin-resistant enterococci (VRE), and in a Phase II clinical trial for the treatment of Clostridium difficile-associated diarrhea (CDAD). Genome Therapeutics’ biopharmaceutical portfolio also includes seven major product discovery and development alliances with pharmaceutical companies including Amgen, AstraZeneca, bioMérieux, Schering-Plough and Wyeth.

Conference Call & Webcast Information

A conference call will be held today at 9:00 AM ET with Steven Rauscher, Chairman and CEO, and other members of senior management. Domestic participants can access the call by dialing 1-888-634-4009. International participants are asked to dial 1-706-634-2285. The call will also be available via webcast on the

Q2 Financial Results

August 12, 2003

Company’s website at www.genomecorp.com. A replay will be available two hours after the conclusion of the call until August 19, 2003. Domestic participants can access the replay by dialing 1-800-642-1687, while international participants are asked to dial 1-706-645-9291. The conference ID number for the replay is 1966398. A replay of the webcast will also be available on the Company’s website.

This news release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risk factors include risks related to our lead product candidate, Ramoplanin, such as (i) our inability to obtain regulatory approval to commercialize Ramoplanin due to negative, inconclusive or insufficient clinical data and (ii) delays in the progress of our clinical trials for Ramoplanin, and increased cost, due to the pace of enrollment of patients in the trials or fluctuations in the infection rate of enrolled patients. We are also subject to risks related to our inability or the inability of our alliance partners to (i) successfully develop products based on our genomics information, (ii) obtain the necessary regulatory approval for such products, (iii) effectively commercialize any products developed before our competitors are able to commercialize competing products or (iv) obtain and enforce intellectual property rights. In addition, we are subject to the risk factors set forth in Exhibit 99.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and those set forth in other filings that we may make with the Securities and Exchange Commission from time to time.

- tables follow -

Q2 Financial Results

August 12, 2003

GENOME THERAPEUTICS CORP.

STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Quarter Ended		26 Weeks Ended
	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002
Revenues:
Biopharmaceutical	$1,457	$1,928	$2,911	$4,362
Genomics Services	253	4,057	1,538	7,787

Total revenues	1,710	5,985	4,449	12,149

Costs and expenses:
Cost of services	—	3,699	1,903	7,112
Research and development	4,338	8,287	11,053	16,133
Selling, general and administrative	1,669	2,188	3,893	4,246
Restructuring charge	3,991	—	3,991	—

Total costs and expenses	9,998	14,174	20,840	27,491

Loss from operations	(8,288)	(8,189)	(16,391)	(15,342)

Other Income (Expense):
Interest income	148	495	380	1,026
Interest expense	(262)	(628)	(972)	(844)
Gain (loss) on sale of fixed assets	(2)	5	(132)	58

Net other income (expense)	(116)	(128)	(724)	240

Net loss before convertible debt retirement expense (1)	$(8,404)	$(8,317)	$(17,115)	$(15,102)

Convertible debt retirement expense	(5,528)	—	(5,528)	—

Net loss	$(13,932)	$(8,317)	$(22,643)	$(15,102)

Basic/diluted net loss per common share	$(0.58)	$(0.36)	$(0.95)	$(0.66)

Basic/diluted weighted average common shares outstanding	24,192,302	22,812,226	23,893,661	22,805,225

SELECTED BALANCE SHEET DATA

(in thousands) (unaudited)

	June 28, 2003	December 31, 2002
Cash, cash equivalents and marketable securities	$27,895	$50,866
Total assets	33,436	65,845
Long-term obligations, net of current maturities	875	15,654
Shareholders’ equity	24,069	35,417

(1)	Represents a non-GAAP financial measure

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